Filed Pursuant to Rule 424(b)(3)

Registration No. 333-164777

CLARION PARTNERS PROPERTY TRUST INC.

SUPPLEMENT NO. 11 DATED APRIL 1, 2013

TO THE PROSPECTUS DATED APRIL 23, 2012

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2012 and Supplement No. 8 dated January 22, 2013, Supplement No. 9 dated February 1, 2013 and Supplement No. 10 dated March 4, 2013, relating to our offering of up to $2,250,000,000 in shares of our common stock.

The unaudited net asset value, or NAV, per share of each of the Class A and Class W common stock, as determined in accordance with our valuation guidelines, for each day that the New York Stock Exchange was open for unrestricted trading, which we refer to as a business day, during the month of March 2013 is set forth below.

	NAV Per Share
Date	Class A	Class W
March 1, 2013	$10.26	$10.27
March 4, 2013	$10.27	$10.27
March 5, 2013	$10.27	$10.27
March 6, 2013	$10.27	$10.27
March 7, 2013	$10.27	$10.27
March 8, 2013	$10.27	$10.28
March 11, 2013	$10.28	$10.28
March 12, 2013	$10.28	$10.28
March 13, 2013	$10.28	$10.28
March 14, 2013	$10.28	$10.29
March 15, 2013	$10.28	$10.29
March 18, 2013	$10.29	$10.29
March 19, 2013	$10.29	$10.29
March 20, 2013	$10.29	$10.30
March 21, 2013	$10.29	$10.30
March 22, 2013	$10.29	$10.30
March 25, 2013	$10.30	$10.30
March 26, 2013	$10.30	$10.31
March 27, 2013	$10.30	$10.31
March 28, 2013 (Dividend adjustment date)*	$10.17	$10.17

* As described in the Current Report on Form 8-K filed with the SEC on March 12, 2013, on March 7, 2013, our board of directors authorized and declared cash distributions for the period commencing on January 1, 2013 and ending on March 31, 2013 for each share of our Class A and Class W common stock outstanding as of March 28, 2013.  The decrease in share price on March 28, 2013 is related to such payment of this cash distribution.

Each business day, our NAV per share for each class of shares is posted on our website, www.clarionpartnerstrust.com, and made available on our toll-free, automated telephone line, 1-877-999-REIT (7348).